As filed with the Securities and Exchange Commission on July 9, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MARINUS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	28-0198082
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

5 Radnor Corporate Center, Suite 500 100 Matsonford Rd. Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Marinus Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended

Individual Nonqualified Stock Option Awards (Inducement Grants)

(Full Title of the Plan)

Edward F. Smith

Chief Financial Officer

Marinus Pharmaceuticals, Inc.

5 Radnor Corporate Center, Suite 500

100 Matsonford Rd.

Radnor, Pennsylvania 19087

(Name and Address of Agent For Service)

(484) 801-4670

(Telephone Number, Including Area Code, of Agent For Service)

With Copies to:

Steven J. Abrams Hogan Lovells US LLP 1735 Market Street, 23rd Floor Philadelphia, PA 19103 (267) 675-4600	Martha Manning Vice President, General Counsel and Secretary Marinus Pharmaceuticals, Inc. 5 Radnor Corporate Center, Suite 500 100 Matsonford Rd. Radnor, Pennsylvania 19087

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☒

Non-accelerated filer ☐	Smaller reporting company	☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
2014 Equity Incentive Plan, as amended
- Common Stock, $0.001 par value per share	5,811,750	(2)	$1.93	(5)	$11,216,678	(5)	$1,456.00
- Common Stock, $0.001 par value per share	607,095	(3)	$2.57	(6)	$1,560,235	(6)	$203.00
Individual Non-Qualified Stock Option Awards (Inducement Grants)
- Common Stock, $0.001 par value per share	1,203,000	(4)	$1.19	(7)	$1,431,570	(7)	$186.00
Total	7,621,845				$14,208,483	(7)	$1,845.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of common stock, $0.001 par value per share (“Common Stock”) of Marinus Pharmaceuticals, Inc. (the “Registrant”) reserved for issuance pursuant to options outstanding under the Registrant’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”), as of the date of this registration statement, which shares of Common Stock of the Registrant were added to the shares reserved under the 2014 Plan on January 1, 2019 and January 1, 2020 pursuant to an “evergreen” provision contained in the 2014 Plan, and which amount may again become available for grant and issuance under the 2014 Plan in the event the outstanding options expire or are forfeited in accordance with their terms prior to being exercised.

(3)	Represents shares of Common Stock of the Registrant that were added to the shares reserved under the 2014 Plan on January 1, 2019 and January 1, 2020 pursuant to an “evergreen” provision contained in the 2014 Plan and which are not outstanding as of the date of this registration statement.

(4)	Represents shares of Common Stock of the Registrant issuable under the exercise of non-qualified stock option awards granted to employees of the Registrant between August 2019 and June 2020 as an inducement material to entry into employment with the Registrant in accordance with Nasdaq Listing Rule 5635(c)(4) (the “Inducement Option Awards”).

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price for outstanding options granted pursuant to the 2014 Plan as of the date of this registration statement.

(6)	Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on July 6, 2020, which is a date within five business days prior to the filing of this registration statement.

(7)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted-average exercise price of the Inducement Option Awards.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by Marinus Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”) to register (a) 6,418,845 additional shares of the Registrant’s common stock, $0.001 par value per share (the “Common Stock”), issuable under the Registrant’s 2014 Equity Incentive Plan, as amended (the “2014 Plan”) and (ii) 1,203,000 shares of Common Stock issuable upon the exercise of individual nonqualified stock options granted to employees of the Registrant as an inducement material to entry into employment with the Registrant, in accordance with Nasdaq Listing Rule 5635(c)(4). Pursuant to General Instruction E to Form S-8, and only with respect to the Common Stock being registered under the 2014 Plan, this registration statement incorporates by reference the contents of (i) the registration statement on Form S-8 (File No. 333-200701) filed by the Registrant on December 3, 2014 relating to the 2014 Plan, (ii) the registration statement on Form S-8 (File No. 333-219613) filed by the Registrant on August 1, 2017 relating to the 2014 Plan, and (iii) the registration statement on Form S-8 (File No. 333-233131) filed by the Registrant on August 8, 2019 relating to the 2014 Plan, in each case, except (x) to the extent superseded hereby, and (y) for Item 8, Exhibits, with respect to which the Exhibit Index immediately preceding the exhibits attached hereto is incorporated herein by reference.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this registration statement on Form S-8 omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this registration statement as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this registration statement as of their respective dates:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the Commission on March 16, 2020;

(b)	the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the Commission on May 4, 2020;

(c)	the Registrant’s Current Reports on Form 8-K filed with the Commission on April 2, 2020, May 4, 2020, May 27, 2020, May 29, 2020 and June 17, 2020 (except information included pursuant to Items 2.02 or 7.01 and exhibits related to such items);

(d)	the information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 27, 2020; and

(e)	the description of the Registrant’s capital stock included under the caption "Description of Capital Stock" contained in the Registrant’s registration statement on Form 8-A filed with the Commission on July 28, 2014, including any amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents, except for the documents, or portions thereof, that are “furnished” rather than filed with the Commission.

For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation, in its certificate of incorporation, may limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derived an improper personal benefit;

•	act or omission not in good faith or that involved intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of the director’s duty of loyalty to the corporation or its stockholders.

Section 145(a) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) because that person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, so long as the person acted in good faith and in a manner he or she reasonably believed was in or not opposed to the corporation’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides, in general, that a Delaware corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation to obtain a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action, so long as the person acted in good faith and in a manner the person reasonably believed was in or not opposed to the corporation’s best interests, except that no indemnification shall be permitted without judicial approval if a court has determined that the person is to be liable to the corporation with respect to such claim. Section 145(c) of the DGCL provides that, if a present or former director or officer has been successful in defense of any action referred to in Sections 145(a) and (b) of the DGCL, the corporation must indemnify such officer or director against the expenses (including attorneys’ fees) he or she actually and reasonably incurred in connection with such action.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise against any liability asserted against and incurred by such person, in any such capacity, or arising out of his or her status as such, whether or not the corporation could indemnify the person against such liability under Section 145 of the DGCL.

The Registrant’s fourth amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL.

The Registrant has entered into separate indemnification agreements with all of its directors in addition to the indemnification provided for in the Registrant’s fourth amended and restated certificate of incorporation and the Registrant’s amended and restated bylaws. These indemnification agreements provide, among other things, that the Registrant will indemnify its directors for certain expenses, including damages, judgments, fines, penalties, settlements and costs and attorneys’ fees and disbursements, incurred by a director in any claim, action or proceeding arising in his or her capacity as a director of the Registrant or in connection with service at the Registrant’s request for another corporation or entity. The indemnification agreements also provide for procedures that will apply in the event that a director makes a claim for indemnification.

The Registrant also maintains a directors’ and officers’ insurance policy pursuant to which the Registrant’s directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description

3.1	Fourth Amended and Restated Certificate of Incorporation. (Incorporated by reference to Exhibit 3.1 to Form 8-K current report filed on August 7, 2014.)

3.2	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of Marinus Pharmaceuticals, Inc. (Incorporated by reference to Exhibit 3.1 to Form 8-K current report filed on April 2, 2020.)

3.3	Certificate of Amendment of Fourth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to Form 8-K current report filed on May 27, 2020.)

3.4	Amended and Restated By-laws. (Incorporated by reference to Exhibit 3.2 to Form 8-K current report filed on August 7, 2014.)

3.5	Certificate of Designations, Preferences and Rights of Series A Participating Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to Form 8-K current report filed on December 13, 2019).

4.1	Specimen Certificate evidencing shares of the Company’s common stock. (Incorporated by reference to Exhibit 4.1 to Form S-1/A registration statement filed on July 18, 2014.)

5.1*	Opinion of Hogan Lovells US LLP.

10.1*	Marinus Pharmaceuticals, Inc. 2014 Equity Incentive Plan, as amended.

10.2*	Form of Nonqualified Stock Option Inducement Award Agreement

23.1*	Consent of Independent Registered Public Accounting Firm, KPMG LLP.

23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*       Filed herewith.

Item 9.	Undertakings.

(a)                          The undersigned Registrant hereby undertakes:

(1)                            To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                           To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)                           To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Radnor, Pennsylvania, on this 9th day of July, 2020.

MARINUS PHARMACEUTICALS, INC.

By:	/s/ Scott Braunstein, M.D.
Name:	Scott Braunstein, M.D.
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott Braunstein, M.D. and Edward F. Smith, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Scott Braunstein, M.D.	President, Chief Executive Officer and Director
Scott Braunstein, M.D.	(Principal Executive Officer)	July 9, 2020

/s/ Edward F. Smith	Vice President, Chief Financial Officer and Treasurer
Edward F. Smith	(Principal Financial and Accounting Officer)	July 9, 2020
/s/ Nicole Vitullo	Chairman of the Board and Director	July 9, 2020
Nicole Vitullo

/s/ Enrique J. Carrazana, M.D.	Director	July 9, 2020
Enrique J. Carrazana, M.D.

/s/ Michael R. Dougherty	Director	July 9, 2020
Michael R. Dougherty

/s/ Elan Ezickson	Director	July 9, 2020
Elan Ezickson

/s/ Seth H.Z. Fischer	Director	July 9, 2020
Seth H.Z. Fischer

/s/ Timothy M. Mayleben	Director	July 9, 2020
Timothy M. Mayleben